Exhibit 99.1

FOR IMMEDIATE RELEASE

May 1, 2017

CenterState Banks, Inc.

Announces Completion of Acquisition of Gateway Financial Holdings of Florida, Inc.

WINTER HAVEN, FL. – May 1, 2017 - CenterState Banks, Inc. (NASDAQ: CSFL) (“CenterState”) announced today that it completed the acquisition of Gateway Financial Holdings of Florida, Inc. (“GFHF”).  Immediately following the acquisition, GFHF’s subsidiary banks, Gateway Bank of Florida, Gateway Bank of Central Florida and Gateway Bank of Southwest Florida, merged with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned subsidiary of the Company (“CenterState Bank”), with CenterState Bank surviving the merger.

 Pursuant to the Merger Agreement, GFHF’s shareholders are entitled to receive for each share of GFHF common stock outstanding, at the shareholder’s election, either (a) $18.00 in cash (“Cash Consideration”) or (b) 0.95 shares of Company common stock (“Stock Consideration”); subject to proration and adjustment procedures to ensure that 30% of the shares of Gateway common stock outstanding receive the Cash Consideration and 70% receive the Stock Consideration.

CenterState, headquartered in Winter Haven, Florida between Orlando and Tampa, is the holding company for CenterState Bank of Florida, N.A., which provides traditional deposit and lending products and services to its commercial and retail customers through 80 branch banking offices located in 28 counties throughout Florida. The Company also provides correspondent banking and capital market services to approximately 600 community banks nationwide.